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                                                                   Exhibit 10.16

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of October 18, 2000 by and between IndyMac Bank, F.S.B. ("Employer") and Roger Molvar ("Officer").


                                   WITNESSETH:


WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2004, unless earlier terminated in accordance with the provisions hereof.

2. POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer, as an Executive Vice President of Employer, or its affiliated companies, as determined by Employer. Affiliated companies shall include, without limitation, any direct or indirect subsidiary of Employer in which Employer holds less than 100% but at least a majority of the beneficial interest and voting control (a "New Public Company"). Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer agrees that Employer may add to or change Officer's duties as business considerations dictate, provided such changes are consistent with an Executive Vice President position of Employer as determined by the Chief Executive Officer of Employer. Officer shall have such official power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

3. SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the


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        business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board of Directors of the applicable entity, which policies shall be consistent with this Agreement. If so requested by Employer, Officer agrees to serve without additional remuneration as an officer of one or more (direct or indirect) subsidiaries, affiliates or successors of Employer, subject to appropriate authorization by the affiliate, subsidiary or successor involved and any limitation under applicable law.

        During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of Employer, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates or successors.

        Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.      COMPENSATION AND BENEFITS.

        a. BASE SALARY. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 2000 at the annual rate of $275,000 (the "Annual Rate"). The Annual Rate for 2001 shall be $300,000, effective February 1, 2001. In respect of the Fiscal Years ending in 2002, 2003, and 2004, the Chief Executive Officer of Employer may increase the Annual Rate. While any such increase shall be at the discretion of the Chief Executive Officer, it is anticipated that, for any Fiscal Year, if Employer obtains its earnings per share goal and the Officer receives a performance rating of "meets expectations consistently," the Annual Rate would possibly be increased between 0% and 10%. During the term of this Agreement, Employer may not decrease the Annual Rate below $275,000.

        b. INCENTIVE COMPENSATION. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined in the first quarter of each Fiscal year during the term of this Agreement, as mutually agreed upon by Employer and Officer. For the first year of this Agreement, the maximum incentive compensation award is $100,000. If a new annual incentive plan is not executed by Employer and Officer for any reason by the end of the first quarter of the Fiscal Year (or within 90 days of the date of this Agreement for the year 2000), then the maximum incentive compensation award for the new Fiscal Year shall be deemed set at 25% of Officer's base salary. In order to be eligible for the incentive compensation award, Officer must still be employed as of March 31st of the Fiscal Year following the relevant Fiscal Year. The incentive


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                compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for such Fiscal Year.

        c. GUARANTEED MINIMUM ANNUAL COMPENSATION. For each of the Fiscal Years ending during the term of this Agreement, Officer shall receive a guaranteed minimum annual cash compensation equal to 125% of the base salary, the components of which shall include his base salary for such Fiscal Year and any incentive compensation award applicable to such Fiscal Year, provided Officer is still employed by Employer as of March 31 of the following Fiscal Year.

        d. STOCK OPTIONS AND RESTRICTED STOCK. Pursuant to a Unanimous Written Consent, dated as of the date of this Agreement, the Compensation Committee of the Board of Directors ("Compensation Committee") of Employer's public company affiliate, IndyMac Bancorp, Inc., or any successor public company ("Public Company"), shall grant to Officer stock options for 400,000 shares of the Public company's common stock, such options to be exercisable as to 80,000 shares each on October 18, 2001, 2002, 2003, 2004 and 2005.

                All stock options and restricted stock granted in accordance with this Section 4(d): (i) shall be granted pursuant to the Public Company's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall be priced and vest in accordance with the terms set by the Compensation Committee,
                (iii) shall be subject to such other reasonable terms and conditions as may be determined by the Compensation Committee and set forth in the agreement or other document evidencing the award, (iv) in the event that Officer's employment is terminated due to death or Disability, shall, if then unvested, become immediately and fully vested, (v) in the event that Officer's employment is terminated through resignation or by Employer for either Cause (as defined in Section 5(c)) or Poor Performance (as defined in Section 5(d)), shall, if not then vested, immediately terminate, and (vi) in the event that Officer's employment is terminated by Employer other than for Cause (as defined in Section 5(e)), shall, if not then vested, become immediately and fully vested only to the extent that such restricted stock or stock options would, under the terms of such restricted stock or stock options, vest within one (1) year of such termination.

                If the Board of Directors of Employer determines, in its sole and absolute discretion, that Officer is exhibiting "Poor Performance," as described in Section 5(d), but there is not a resulting termination of Officer's employment, the Compensation Committee may, in its sole and absolute discretion, cancel any outstanding, but unvested stock options or restricted stock that were previously granted to Officer.

                In the event that a New Public Company is formed and Officer is assigned by the Chief Executive Officer to be employed by that New Public Company, if


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                such New Public Company is traded on the New York Stock Exchange or the NASDAQ, then, in the discretion of the Chief Executive Officer, up to 50% of the not-yet-vested stock options and restricted stock of Officer (whether previously granted hereunder or otherwise) may be terminated and replaced with such alternate incentive compensation (which may include stock options and/or restricted stock of the New Public Company) as the Chief Executive Officer may determine in his sole and absolute discretion, provided such replacement compensation is equivalent to the value of the replaced stock options and restricted stock. Such alternate incentive compensation may be granted on such terms and conditions as determined by the Chief Executive Officer, which terms and conditions may differ from those in this Agreement for comparable compensation, provided such terms and conditions provide an equivalent value to the replaced compensation. The Company shall select and retain a nationally recognized firm to determine the value of the stock options and restricted stock to be replaced and the value of the replacement compensation, and such firm's final valuation shall be accepted by both parties.

        e. ADDITIONAL BENEFITS. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). Officer shall also be entitled to three (3) weeks of vacation each Fiscal Year, subject to all applicable policies of Employer relating to vacation time. This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(e), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(e) hereof, to provide benefits substantially equivalent to the life, disability and medical insurance policies on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

        f. CLUB MEMBERSHIPS. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer's participation in the Jonathan Club and such other memberships as may be approved by the Chief Executive Officer.

        g. FINANCIAL PLANNING SERVICES. Employer shall pay for the financial planning service of AYCO for Officer, including a full tax gross-up for any implied income to Officer resulting from such benefit. The annual amount that Employer shall be required to pay for such services shall not exceed $10,000, exclusive of the tax gross-up.


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5.      TERMINATION. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

        a. DISABILITY. In the event that Officer shall fail (with or without reasonable accommodation), because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2004, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the additional benefits specified in the last sentence of Section 4(e) hereof. To the extent not otherwise vested, all outstanding stock options and restricted stock granted to Officer pursuant to Section 4(d) will vest upon his termination because of Disability.

                The determination of Disability shall be made only after 30 days' notice to Officer (which may run concurrently with the Notice of Termination). In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the members of Employer's Benefits Committee.

        b. DEATH. In the event that Officer shall die during the term of this Agreement, Employer shall pay to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary") an amount equal to two times the guaranteed annual compensation as defined in
                Section 4(c). Such payment shall be made within 45 days of the death of Officer. Employer shall also provide during the twelve-month period following the date of Officer's death the additional benefits specified in the last sentence of Section 4(e) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Section 5(b). This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all


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                outstanding stock options and restricted stock granted to
                Officer pursuant to Section 4(d) will vest upon his death.

        c. CAUSE. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer,
                (ii) Officer's breach of the terms of any promissory note executed by the Officer for any loan to the Officer made by Employer pursuant to the Employer's Loan Plan, including a failure to meet a margin call (iii) an act or omission to act by the Officer involving (a) negligence or misconduct resulting in a material loss or material loss in revenue (material to be determined in the sole discretion of the CEO) (negligence or misconduct shall include, but not be limited to, the failure to properly supervise staff, the failure to establish, maintain and enforce proper written policies and procedures, and the failure to properly staff and train to ensure the proper and consistent enforcement of policies and procedures), (b) gross negligence,
                (c) gross misconduct with respect to or intentional failure to perform Officer's stated duties, (d) commission of a fraud, theft, dishonesty, or any knowing or deliberate action or inaction in contravention of a direct order from the Officer's direct supervisor which is within the scope of this Agreement and does not involve the performance of an illegal act or omission to act, (iv) Officer's willful violation of any law, rule or regulation of a governmental authority (other than traffic violations or similar offenses) or final cease-and-desist order, or (v) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer of any of its affiliates. If Officer shall be convicted of a felony or misdemeanor carrying a jail term, or shall be removed from office and/or suspended or temporarily prohibited from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(d) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(d) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under
                Section 4(e) until the conviction of the felony, or misdemeanor carrying a jail term, or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which


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                he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. Following a termination for Cause, Officer shall be entitled to payment of his base salary through his last day of employment, and any accrued vacation pay, but no other payments or benefits hereunder or otherwise whatsoever.

        d. POOR PERFORMANCE. Employer may terminate Officer's employment under this Agreement for "Poor Performance." Poor Performance is a failure of the Officer to properly meet the duties and responsibilities of his position in a competent fashion, as determined by the Chief Executive Officer. Following a termination for Poor Performance, the Officer shall be entitled to payment of his base salary through his last day of employment, and, within 30 days after such last day, a single payment in an amount equal to the guaranteed minimum annual compensation as defined in Section 4(c), but no other payments or benefits hereunder or otherwise whatsoever, subject to the terms of Section 5(e)(iii).

        e.      TERMINATION OTHER THAN FOR CAUSE OR POOR PERFORMANCE.

                (i) Except as provided in Section 5(e)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause or Poor Performance, then Officer shall be entitled to:

                        (1) payment of his base salary through his last day of employment, but no payment on account of any further incentive compensation hereunder, and

                        (2) within 30 days after such last day, a single payment in an amount equal to an amount in cash equal to two times the guaranteed minimum annual compensation as defined in Section 4(c); and

                        (3) for a period of one year following such last day, the benefits specified in the last sentence of Section 4(e) hereof.

                (ii) Not withstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), whether be paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Payments shall be reduced (but not below zero) to the extent necessary


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                        so that no Excise Tax would be imposed. If the
                        application of the preceding sentence should require a reduction in Payments or other parachute payment" (within the meaning of Section 280G of the Code), unless Officer shall have designated otherwise, such reduction shall be implemented, first, by reducing any non-cash benefits (other than stock options) to the extent necessary, second, by reducing any cash benefits to the extent necessary and, third, by reducing any stock options to the extent necessary. In each case, the reductions shall be made starting with the payment or benefit to be made on the latest date following the Termination Date and reducing payments or benefits in reverse chronological order therefrom. All determinations concerning the application of this paragraph shall be made by a nationally recognized firm of independent accountants, selected by Officer and satisfactory to Employer, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Employer.

                (iii) In order to receive the amounts provided by Sections 5(d) or 5(e), other than Base Salary through the last day of employment, Officer agrees that for a period of one year after termination of employment either for Poor Performance or other than for Cause, Officer shall not engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than 1% equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer or its subsidiaries or affiliates, as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer or its subsidiaries or affiliates, in the planning stage on such date.

                        If the foregoing agreement is determined invalid or unenforceable by a Court in an interpretation of this Agreement, then Officer agrees that he shall return the amounts received pursuant to Sections 5(d) and 5(e), other than the Base Salary through the last day of employment.

        f. RESIGNATION. If during the term of this Agreement, Officer shall resign voluntarily, Officer shall be entitled to payment of his base salary through his last day of employment, but all other rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(f) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment, and all obligations of Officer under Sections 9(f) and 9(j) shall expressly survive such termination. If Officer resigns as a result of a material breach by Employer, which breach is not cured by Employer within 30 days'


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                receipt of written notice, then Officer's resignation will be considered as a Termination Other Than For Cause pursuant to
                Section 5(e) for all purposes of this Agreement.

        g. NOTICE OF TERMINATION. Any purported termination by Employer or by Officer (including any resignation) shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid, as of such Termination Date.

6. LOCATION OF SERVICES. Officer is required to perform his services under this Agreement at such present or future business location of Company as may be designated by the Chief Executive Officer in the Counties of Los Angeles, Orange or Ventura, California or wherever the Corporate Headquarters of Employer may be located.

        a. IN GENERAL. If Employer requests Officer to relocate outside of the locations referenced above, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate outside of the locations referenced above, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(g) and the Officer will be deemed to have been terminated pursuant to Section 5(e).

        b. CHANGE IN CONTROL. For two years following a change in control of the Company, as declared by the Board of Directors, Employer may only require Officer to relocate within the three counties identified above and only if such relocation is to the Corporate Headquarters location of Employer. During this time period, if Employer requests that Officer relocate outside of the three counties identified above, or within the three counties, but not to the Corporate Headquarters location, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate outside of the locations referenced above, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(g) and the Officer will be deemed to have been terminated pursuant to
                Section 5(e).


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7.      REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement,
        Employer shall reimburse Officer promptly for all business expenditures to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

8. INDEMNITY. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall defend and indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer (including any subsidiary or affiliate of Employer), and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

9.      MISCELLANEOUS.

        a. SUCCESSORSHIP. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public Company or to any successor or affiliate of Employer or the Public Company, subject to such assignee's express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a Termination Other Than For Cause pursuant to Section 5(e).

                The obligations and duties of Officer hereby shall be personal and not assignable.

        b. NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention:
                General Counsel, with a copy to the Director of Human Resources at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

        c. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any


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                prior agreements between the parties relating to said subject matter; provided, however, that all provisions of Employer's Employee Handbook shall be incorporated herein by this reference and Officer hereby expressly acknowledges that all provisions of the Employee Handbook are applicable to his employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; provided, further, that Officer hereby expressly acknowledges that Officer has executed Employer's standard Arbitration Agreement which generally requires that any dispute under this Agreement will be arbitrated. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

        d. WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        e. CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflicts of laws principles.

        f. CONFIDENTIALITY. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers, including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer's plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered "Confidential Information" for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer's employment with Employer, and is the sole property of Employer. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. Furthermore, in order to protect the trade secret or confidential information of Employer, Officer hereby agrees not to accept any employment or engage in any activities competitive with the Employer for a period of one year after termination of employment if the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Officer to reveal or use any of the trade secret or Confidential Information of Employer to which Officer had access during employment by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

        g. REMEDIES OF EMPLOYER. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

        h. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

        i. NO OBLIGATION TO MITIGATE. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

        j.      NO SOLICITATION.

                (i) IN GENERAL. Officer agrees that during employment and for a period of one year after termination of such employment, Officer shall not:

                        (1) Solicit, or cause to be solicited, any customers of Employer for purposes of promoting or selling any products or services competitive with those of Employer;

                        (2) Solicit business from, or perform services for, any company or other business entity which at any time during the two year period immediately preceding Officer's termination of employment with

                                Employer was a client of Employer, or its subsidiaries or affiliates; or

                        (3) Solicit for employment, offer, or cause to be offered, employment, either on a full time, part time, or consulting basis, to any person who was employed by Employer or its subsidiaries or affiliates on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer.

                (ii) CONSIDERATION. The consideration for the foregoing covenants, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to
                        Section 5 (d), (e), and (f).

                (iii) EQUITABLE RELIEF AND OTHER REMEDIES. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

                (iv) REFORMATION. The foregoing No Solicitation provisions are intended to restrict Officer only to the extent permitted by law in the jurisdiction where Officer is then a resident. To the extent the No Solicitation Provisions would otherwise be determined invalid or unenforceable by a Court of competent jurisdiction, such Court shall exercise its discretion in reforming the provisions of this Section to the end that Officer shall be subject to reasonable no solicitation provisions that are enforceable by Employer under the laws of the jurisdiction where Officer is then a resident. If the laws of the state where the Officer is then a resident completely prohibit any form of the foregoing covenants, then Employer and Officer understand and agree that the foregoing covenants are of no effect.

10. REGULATORY INTERVENTION. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

                (i) If Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer's obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (x) pay Officer all or part of the compensation withheld while Employer's contract obligations were suspended, and (y) reinstate any of Employer's obligations which were suspended.

                (ii) If Officer is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and
                        (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

                (iii) If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813
                        (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of Officer shall not be affected.

                (iv) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (x) by the Office of Thrift Supervision ("OTS") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823
                        (c)); or (y) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement shall not be affected by such action.

                (v) With regard to the provisions of this Section 10(i) through (iv):

                  A. Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

                  B. In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and

                  C. During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

                (vi) Any payments made to Officer by Employer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated there under.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER



By:
   --------------------------------------
Name:  Michael W. Perry

Title: Vice Chairman and Chief Executive Officer



Officer:


-----------------------------------------
in his individual capacity

                                   COST CENTER
                              ANNUAL INCENTIVE PLAN
                                  ROGER MOLVAR

Annual Rate for 2000:        $275,000
Target/Max Bonus for 2000:   $100,000

Annual Incentive Award:

        Officer shall be eligible for an Annual Incentive Award which shall be comprised of the following three components:

        1.      Meeting Specific Goals and Objectives (100%)

        2.      Leadership Qualities (Adjustment Factors)

These components shall be measured as follows:

1. GOALS AND OBJECTIVES FOR OFFICER FOR 2000 (100%):


                                                  Target Potential
                                                    Discretionary           Performance Percentage:
       Goal/Objective                             Incentive Amount        Excellent/Satisfactory/Poor
       --------------                             ----------------        ---------------------------
a.  Work with the Chief Investment Officer            $15,000               100% / 70% / 0%
to optimize capital structure                          (15%)

    - Reorganize staff functions and fill open positions

    - Install asset/liability management
      structure/QRM before December 31

    - Improve borrowing optimization and lower cost of funds; improve placement of custodial balances

    - Become more proactive in the areas of
      cashflow and liquidity risk management
      via implementation (2000/2001) of
      Sunguard cash and collateral management
      modules including forecasting and
      scenarios

b.  Work with CPO to improve HR process,              $20,000               100% / 70% / 0%
tighten controls and enhance structure                  (20%)

    - Reorganize staff functions/fill open
      positions/outsource as required

    - Dramatically reduce turnover

    - Develop nationwide recruiting
      strategy/standards

    - Improve corporate-wide training programs

    - Train & empower managers to lead

    - Simplify roles/tiers and lower workforce costs

                                                       $20,000              100% / 70% / 0%
c. Initiate and manage an M&A function                 (20%)

    - Define mission/methodology and fill
      positions

    - Create master database and delineate
      target parameters

    - Develop valuation model

    - Proactively approach selected targets

d. Work with CFO to improve and automate               $20,000              100% / 70% / 0%
processes                                               (20%)

    - Forecasting/projection methodology

    - Planning/budgeting process for 2001

    - OTS reporting requirements

    - Auditor realignment

e.  Ensure Corporate Operations functions              $5,000               100% / 70% / 0%
smoothly and cost effectiveness/automation              (5%)
framework is in place and providing cost savings

f.  Provide advice to CEO on strategies for           $20,000               100% / 70% / 0%
enhancing profitability/shareholder value,             (20%)
including coordination of a strategic review
of IndyMac's competitive position/valuation
analysis

Total discretionary incentive amount:                $100,000


The Discretionary Incentive Award for Goals and Objectives for Officer shall be calculated by (1) multiplying (x) the Performance Percentage for each Goal/Objective times (y) the Target Potential Discretionary Incentive Amount for such Goal/Objective, and (2) adding all sums determined pursuant to the preceding clause (1) for each Goal/Objective. The Target Potential Discretionary Incentive Award for Goals and Objectives for Officer for 2000 shall be $100,000.



2.  EPS DISCOUNT FACTORS

    Earnings Per Share Target: $1.30

    % of EPS Target Met                     EPS Discount Factor
    -------------------                     -------------------
        90% - 110%                                  100%
        80% - 89%                                    90%
        70% - 79%                                    70%
        less than 70%                                 0%

3. Leadership Assessment

The Total Actual Incentive Award shall be calculated by multiplying (x) the sum of the amounts determined pursuant to Paragraphs 1 and 2 above times (y) the EPS Discount Factor. The Total Actual Incentive Award shall then be adjusted based upon the following factors:


Leadership Quality                          Above Expectations    At Expectations    Below Expectations
------------------                          ------------------    ---------------    ------------------
1. Internal Controls, Policies &            +25% Adjustment       0% Adjustment      -25% Adjustment
   Procedures, Credit Policies, Risk
   Management

2.  Goal Attainment Process                 +25% Adjustment       0% Adjustment      -25% Adjustment

3.  Web-izing & Automating Business         +25% Adjustment       0% Adjustment      -25% Adjustment

4.  Recruiting/training, turnover           +25% Adjustment       0% Adjustment      -25% Adjustment


The maximum adjustment based upon the Leadership Quality factors, shall be 60% (either up or down).

As an example, if the calculated Total Actual Incentive Amount were $50,000 and Officer received the following ratings:

Internal Controls                                     At Expectations (0% Adjustment)
Goal Attainment Process                               Above Expectations (25% Adjustment)
Web-izing & Automating Business                       Below Expectations (-25% Adjustment)
Recruiting/training, turnover                         Above Expectations (25% Adjustment)


The Officer's Final Total Actual Incentive Amount would be $62,500 ($50,000 + 25% of $50,000). If Officer was rated Above Expectations in each category, his Final Total Actual Incentive Amount would be $80,000 ($50,000 + 60% of $50,000).

The assessment of Officer's performance on the Leadership Qualities shall be at the sole discretion of the Chief Executive Officer of Employer. Officer must be employed by Employer on the date that the bonus is paid to be eligible for payment of the bonus.



---------------------------                -----------------------------
Name: Roger Molvar                         Name: Michael Perry
Title: EVP, Chief Administrative Officer   Title: Vice Chairman and Chief
                                           Executive Officer


                                       18